As filed with the Securities and Exchange Commission on September 21, 2001
                                                      Registration No. 333-
------------------------------------------------------------------------------


                     SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, DC 20549


                                  FORM S-3
                           REGISTRATION STATEMENT
                                   UNDER
                         THE SECURITIES ACT OF 1933


                         PLAYBOY ENTERPRISES, INC.
           (Exact Name of Registrant as Specified in its Charter)


      DELAWARE                                             36-4249478
(State or Other Jurisdiction                            (I.R.S. Employer
of Incorporation or Organization)                       Identification Number)


                         680 NORTH LAKE SHORE DRIVE
                          CHICAGO, ILLINOIS 60611
                               (312) 751-8000
       (Address, Including Zip Code, and Telephone Number, Including
          Area Code, of Registrant's Principal Executive Offices)


                            Howard Shapiro, Esq.
             Executive Vice President, Law and Administration,
                       General Counsel and Secretary
                         Playboy Enterprises, Inc.
                         680 North Lake Shore Drive
                          Chicago, Illinois 60611
                               (312) 751-8000
         (Name, Address, Including Zip Code, and Telephone Number,
                 Including Area Code, of Agent for Service)


                                 Copies to:

                          Rodd M. Schreiber, Esq.
              Skadden, Arps, Slate, Meagher & Flom (Illinois)
                     333 West Wacker Drive, Suite 2100
                          Chicago, Illinois 60606
                               (312) 407-0700



         Approximate date of commencement of proposed sale to the public:
From time to time after the effective date of this Registration Statement.

         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. |_|

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|.


                                               CALCULATION OF REGISTRATION FEE


                                                           Proposed             Proposed
                                                           Maximum              Maximum                   Amount of
Title of Each Class of              Amount to              Offering Price       Aggregate                 Registration
Securities to be Registered         be Registered(1)       Per Share(1)         Offering Price(1), (2)    Fee
-----------------------------------------------------------------------------------------------------------------------
Class B Common Stock,                1,350,211             $11.85                $16,000,000               $4,000
par value $0.01 per share


(1) The shares of common stock being registered will be issued to the selling stockholders in connection with the acquisition by the Registrant of (i) two networks (The Hot Network and The Hot Zone) and the related television assets of Califa Entertainment Group, Inc. and (ii) a third network (Vivid TV) and the related television assets of V.O.D., Inc. The number of shares of Class B common stock being registered represents a good-faith estimate of the number of such shares the Registrant would be required to issue in order to pay $16,000,000 of consideration on the applicable payment date, based on a purchase price of $11.85 per share, the last reported sale price of Playboy Enterprises, Inc.
         Class B common stock on September 20, 2001 on the New York Stock
         Exchange.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) under the Securities Act.



         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRA TION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMIS SION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.



[FLAG]

THE INFORMATION CONTAINED IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THE SELLING STOCKHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.





                SUBJECT TO COMPLETION, DATED September 21, 2001




PROSPECTUS

                               ____________ SHARES
                            PLAYBOY ENTERPRISES, INC.
                              CLASS B COMMON STOCK

         This prospectus relates to the resale of __________ shares of our Class B common stock issued to the selling stockholders named in this prospectus. These stockholders received these shares in connection with our acquisition of two networks, The Hot Network and The Hot Zone, and the related television assets of Califa Entertainment Group, Inc., referred to as Califa, and a third network, Vivid TV, and the related television assets from V.O.D., Inc., referred to as VODI.

         Under the acquisition agreement, the selling stockholders are required to offer the shares through ordinary brokerage transactions subject to contractual volume limitations and limitations on the periods when sales may occur. With our consent, sales may also be made from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. More detailed information concerning the distribution of the shares is contained in the section of this prospectus entitled "Plan of Distribution" which begins on page ____.

         We will not receive any proceeds from the sale of the shares.

         Our Class B common stock is traded on The New York Stock Exchange and The Pacific Exchange under the symbol "PLA." Our Class B common stock has no voting rights, except as provided in our Amended and Restated Certificate of Incorporation and by Delaware law. On September __, 2001, the last reported sale price of our Class B common stock on The New York Stock Exchange was $_____ per share.

         We urge you to read this prospectus and the accompanying prospectus supplement carefully before you make your investment decision.

         Investing in our Class B common stock involves risks. See "Risk Factors" beginning on page ___ and the sections entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" in our Annual Report on Form 10-K for the year ended December 31, 2000 that is incorporated by reference in this prospectus for certain risks and uncertainties that you should consider.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


              The date of this prospectus is __________, 2001





                             TABLE OF CONTENTS



PLAYBOY ENTERPRISES, INC..................................................1

RISK FACTORS..............................................................1

ABOUT THIS PROSPECTUS.....................................................9

WHERE YOU CAN FIND MORE INFORMATION......................................10

FORWARD-LOOKING STATEMENTS...............................................11

USE OF PROCEEDS..........................................................12

DESCRIPTION OF CAPITAL STOCK.............................................13

SELLING STOCKHOLDERS.....................................................16

PLAN OF DISTRIBUTION.....................................................17

LEGAL MATTERS............................................................18

EXPERTS  ................................................................18






                         PLAYBOY ENTERPRISES, INC.

         We are a global multi-media entertainment company with one of the most recognized brand names in the world. The flagship of our franchise is Playboy magazine, the world's best-selling men's monthly magazine, recognized for over 47 years for its high-quality editorial material, interviews and pictorial features. Our entertainment business, the largest provider of adult-targeted programming in the United States and abroad, generates most of our earnings and cash flow. Our rapidly growing Internet business, which includes one of the Internet's most visited destination sites, generates revenues from e-commerce, subscription and advertising. We also successfully leverage our strong brand identity through product licensing.

         Our principal executive offices are located at 680 North Lake Shore Drive, Chicago, Illinois 60611, and our telephone number is (312) 751-8000. Our corporate website is located at www.playboyenterprises.com. Information contained at our website is not a part of this prospec tus.


                                RISK FACTORS

         An investment in shares of our Class B common stock involves risks. You should carefully consider the risks described below before buying shares of our Class B common stock in this offering. The risks and uncertainties described below are not the only risks we face. Additional risks and uncertainties not currently known to us or that we currently deem immaterial may impair our business operations. If any of the following risks actually occur, our business, results of operations and financial condition could be materially adversely affected, the trading price of our Class B common stock could decline and you might lose all or part of your investment. See also "Forward-Looking Statements" and the sections entitled "Management's Discus sion and Analysis of Financial Condition and Results of Operations" and "Business" in our Annual Report on Form 10-K for the year ended December 31, 2000 that is incorporated by reference in this prospectus and the other documents incorporated by reference in this prospectus for a further discussion of factors that could cause results of operations to be materially different from what we currently expect.

Government regulations could adversely affect our business.

         Our businesses are regulated by governmental authorities in the countries in which we operate. Regulation relates to, among other things, licensing, access to satellite transponders, commercial advertising, subscription rates, foreign investment, Internet gaming, and content, including standards of decency/obscenity. Because of our international operations, we must comply with diverse and evolving regulations. The governments of some countries like China and India have sought to limit the influence of other cultures by restricting the distribution of products deemed to represent foreign or "immoral" influences. Changes in the regulation of our operations or changes in interpretations of existing regulations by courts or regulators or our inability to comply with current or future regulations could adversely affect us by reducing our revenues, increasing our operating expenses and exposing us to significant liabilities.

         In addition, various governmental agencies are considering a number of legislative and regulatory proposals which may lead to laws or regulations concerning various aspects of the Internet, including online content, intellectual property rights, user privacy, taxation, access charges, liability for third-party activities and jurisdiction. Regulation of the Internet could materially adversely affect our results of operations by reducing the growth in the use on the Internet, reducing the demand for our services or increasing our cost of doing business.

         We receive a significant portion of our advertising revenues from companies selling tobacco and alcohol products. Significant limitations on the ability of those companies to advertise in Playboy or on our Internet sites either because of legislative, regulatory or court action could materially adversely affect our operating performance. In August 1996, the Food & Drug Administration, or FDA, announced regulations which prohibited the publication of tobacco advertisements containing drawings, colors or pictures, which were later held unconstitutional by the United States Supreme Court. Nevertheless, future attempts may be made by other federal agencies to impose similar or other types of advertising limitations.

We may not be able to protect our intellectual property rights.

          We believe that our trademarks and other proprietary rights are important to our success and competitive position. Accordingly, we devote substantial resources to the establishment and protection of our trademarks and proprietary rights. Our actions to establish and protect our trademarks and other proprietary rights, however, may be inadequate to prevent imitation of our products by others or to prevent others from claiming violations of their trademarks and propri etary rights by us. Any infringement or related claims, even if not meritorious, may be costly and time consuming to litigate, may distract management from other tasks of operating the business and may result in the loss of significant financial and managerial resources, which could harm our business, financial condition and operating results. These concerns are particularly relevant with regard to those international markets in which it is especially difficult to enforce intellectual property rights.

Our business involves risks of liability claims for media content, which could result in significant costs.

         As a distributor of media content, we may face potential liability for:

         o        defamation;

         o        invasion of privacy;

         o        negligence;

         o        copyright, patent or trademark infringement; and

         o other claims based on the nature and content of the materials distributed.

         These types of claims have been brought - sometimes successfully - against broadcasters, publishers, online services and other disseminators of media content. In addition, we could be exposed to liability in connection with material available through our Internet sites. Any imposi tion of liability that is not covered by insurance or is in excess of insurance coverage could have a material adverse effect on us.

Increases in paper prices or postal rates could adversely affect our business.

         Paper costs are a substantial component of the manufacturing expenses of Playboy magazine and the direct marketing expenses of our Playboy Online Group. The market for paper has historically been cyclical, resulting in volatility in paper prices. An increase in paper prices could materially adversely affect our operating performance unless and until we can pass any increases through to the consumer.

         The cost of postage also affects the profitability of Playboy magazine and our online business. An increase in postage rates could materially adversely affect our operating performance unless and until we can pass the increase through to the consumer.

Limits on our access to satellite transponders could adversely affect our business.

         Our cable television and direct-to-home, or DTH, operations require continued access to satellite transponders to transmit programming to cable or DTH operators. Material limitations on our access to these systems or satellite transponder capacity could materially adversely affect our operating performance. Our access to transponders may be restricted or denied if:

         o we or the satellite owner is indicted or otherwise charged as a defendant in a criminal proceeding;

         o the FCC issues an order initiating a proceeding to revoke the satellite owner's authorization to operate the satellite;

         o the satellite owner is ordered by a court or governmental authority to deny us access to the transponder;

         o we are deemed by a governmental authority to have violated any obscenity law; or

         o our satellite transponder providers fail to provide the required services.

         In addition to the above, the access of PlayboyTV, Spice, The Hot Network, The Hot Zone and Vivid TV networks to transponders may be restricted or denied if a governmental authority commences an investigation concerning the content of their transmissions.

We must be able to maintain our agreements with multiple system operators.

         We have agreements with six of the nation's seven largest multiple system operators which control access to approximately 85% of the total U.S. cable households. We also have agreements with the principal satellite DTH operators in the United States and Canada. Our agreements with these operators may be terminated on short notice without penalty. If multiple system operators terminate or do not renew some of these agreements, or do not renew them on terms as favorable as current agreements, our operating performance could be materially adversely affected.

Consumer objections could result in limitations on our ability to distribute our products and programming.

         Our ability to operate successfully depends on our ability to obtain and maintain distribution channels and outlets for our products. From time to time, private groups have sought to exclude our programming from local pay television distribution because of the adult-oriented content of the programming. In addition, from time to time, private groups have targeted Playboy magazine and its distribution outlets and advertisers, seeking to limit the magazine's availability because of its adult-oriented content.

We could face additional risks and challenges as we expand internationally and may face unexpected costs in developing international revenues.

         We plan to focus on increasing the localized content and products we provide to our international audiences. As part of this strategy, we intend to enter into joint venture and licensing arrangements. Expansion into new geographical territories will require considerable management and financial resources and may harm our business, financial condition and operating results. Expanding internationally could subject us to numerous challenges and risks, including, but not limited to, the following:

         o the availability of attractive joint venture and licensing partners;

         o political and economic conditions in various jurisdictions;

         o        complying with varying governmental regulations;

         o        fluctuations in currency exchange rates;

         o developing, acquiring or licensing programming and products that appeal to a variety of different audiences and cultures;

         o the potential need for opening and managing distribution centers abroad; and

         o difficulties in protecting intellectual property rights in foreign countries.

         We cannot assure you that one or more of these factors would not harm any current or future international operations and our business as a whole.

International expansion of our television operations through our joint venture may not be successful and could limit our international expansion options.

         We have elected to pursue the international expansion of our television business through Playboy TV International, LLC and related entities, or PTVI, a joint venture with an affiliate of the Cisneros Group of Companies. We currently have a 19.9% interest in the joint venture with an option to increase up to 50% at founder's price plus interest for a certain period of time. PTVI has exclusive rights to create and launch new television networks under the Playboy and Spice brands outside of the United States and Canada, and under certain circumstances to license programming to third parties. As a result, the success of our international expansion for this business is dependent on the success of this joint venture, over which we share control. If PTVI is not successful, our operating results could be materially and adversely affected.

We may not realize the expected benefits of the acquisition of The Hot Network, The Hot Zone and Vivid TV.

         We recently acquired two networks, The Hot Network and The Hot Zone, and the related television assets of Califa and a third network, Vivid TV, and the related television assets from VODI. We cannot be sure that we will succeed in integrating the operations of the three networks without encountering difficulties or that we will realize the expected operating efficiencies, cost savings, synergies, increased sales and profits and other benefits from the integration. The diversion of management attention and any difficulties encountered in the transition and integration process could have a material adverse effect on the operating results of the combined company. In addition, a substantial part of the revenues from these businesses are derived from contracts with cable and satellite television operators that can be terminated without penalty on short notice. If these agreements are terminated and not replaced by comparable agreements or the terms of the agreements are made less favorable, our business could be adversely affected.

If we engage in future acquisitions, we will incur a variety of costs and may never realize the anticipated benefits of the acquisition.

         If appropriate opportunities become available, we may attempt to acquire businesses, products or technologies that we believe are a strategic fit with our business. If we do undertake any transaction of this sort, the process of integrating an acquired business, product or technology may result in unforeseen operating difficulties and expenditures and may absorb significant management attention that would otherwise be available for ongoing development of our business. Moreover, we may fail to realize the anticipated benefits of any acquisition. Future acquisitions could dilute existing stockholders' ownership interest in us and could cause us to incur debt, expose us to future liabilities and in some circumstances result in amortization expenses related to other intangible assets.

Future sales of Class B common stock could depress its market price and affect our ability to raise funds through equity issuances.

         If our stockholders sell substantial amounts of our Class B common stock, or there is a belief that such sales could occur, the market price of our Class B common stock could fall. These factors could also make it more difficult for us to raise funds through future offerings of Class B common stock. In connection with the acquisition of The Hot Network, The Hot Zone and Vivid TV, we are obligated to make payments totaling approximately $70 million over a ten-year period and up to an additional $12 million if certain financial performance targets are met. We have the option to pay approximately $70 million of these payments in cash or shares of our Class B common stock. The number of shares issued in satisfaction of each payment will be based on the market price of Class B common stock at the time of issuance. In addition, in the event that Playboy.com does not satisfy its redemption obligations in connection with the issuance of $15 million of its Series A Preferred Stock, Playboy is obligated to satisfy these obligations, at its election, in cash, shares of Class B common stock or any combination of the two. As a result of the potential issuance of shares pursuant to the acquisition and contingent redemption obligations described above, a substantial number of additional shares of Class B common stock could be issued in the future. We are obligated to register these shares upon issuance and they would therefore become freely tradable, subject to our right to suspend sales in certain circumstances, and in the case of shares issued to the former owners of Califa and VODI, on contractual volume limitations. See "Plan of Distribution" for more detail on the limitation of sales of the shares covered by this prospectus. If large numbers of these shares are sold over a short period of time, the price of our Class B common stock could be adversely affected.

Our Playboy Online Group faces many uncertainties relating to development of the Internet.

         Continuous development. If we fail to continue to develop and introduce new content, features, functions or services effectively or fail to improve the consumer experience, our results of operations could be materially adversely affected.

         Internet use growth. If use of the Internet declines we may not realize the expected benefits of our investments in the Playboy Online Group. Internet usage may be inhibited for any of the following reasons:

         o        inadequate Internet infrastructure;

         o unwillingness of companies and customers to shift their purchasing to on-line vendors;

         o        security and privacy concerns;

         o        the lack of compelling content;

         o problems relating to the development of the required technology infrastructure; and

         o        the unavailability of cost-effective, high-speed service.

         Security risks. Online security breaches could materially adversely affect our Playboy Online Group business and results of operations. Any well-publicized compromise of security could deter use of the Internet in general or use of the Internet to conduct transactions that involve transmitting confidential information or downloading sensitive materials in particular. In offering online payment services, we may increasingly rely on technology licensed from third parties to provide the security and authentication necessary to effect secure transmission of confidential information, such as consumer credit card numbers. Advances in computer capabilities, new discoveries in the field of cryptography or other developments could compromise or breach the algorithms that we use to protect our consumers' transaction data. In addition, experienced programmers may attempt to misappropriate proprietary information or cause interruptions in our services which could require us to expend significant capital and resources to protect against these problems.

We need to obtain additional capital to fund our Playboy Online Group.

         Our Playboy Online Group has generated significant operating losses since it commenced operations and has not yet generated cash sufficient to fund its operations. Our credit agreement currently restricts our ability to provide additional funds to Playboy.com. As a result, we have sought external financing and continue to seek financing from strategic and financial investors to provide the capital required to finance online's operations.

Our capital Online Group's ability to reach profitability is dependent on:

         o our ability to continue to successfully market our products online;

         o our ability to attract and retain a significant subscriber base for our content and our ability to charge on a pay-per-view basis for that content;

         o our ability to successfully offer Internet gaming and grow our international online business;

         o our ability to generate advertising and sponsorship revenues;

         o our ability to develop and create content that meets the demands of our target market; and

         o        our ability to successfully promote our online brands.

         We cannot assure you that we will be able to obtain additional third-party financing in the amounts, on the terms and within the time frames required or that Playboy.com will generate revenue sufficient to fund its operations. In these events, Playboy.com may be forced to discon tinue operations.

We may not be able to successfully compete with larger competitors or with other forms of entertainment.

         We derive a significant portion of our revenue from subscriber-based fees, advertising and licensing, for which we compete with various other media, including magazines, newspapers, television, radio and Internet websites that offer customers information and services similar to what we provide. We also compete with providers of alternative leisure time activities and media. Competition could result in price reductions, reduced margins or loss of market share, any of which could have a material adverse effect on our financial performance.

         We face our competition on both country and regional levels. In addition, each of our businesses competes with companies that deliver content through the same platforms and with companies that operate in different media businesses. We cannot assure you that we can remain as competitive as we currently are with companies that have greater resources or that offer alternative entertainment and information options.

If we are unable to generate revenues from advertising and sponsorships, or if we were to lose our large advertisers or sponsors, our business would be harmed.

         If companies perceive Playboy magazine or Playboy.com to be a limited or ineffective advertising medium, they may be reluctant to advertise in our products or be a sponsor of our company. Our ability to generate significant advertising and sponsorship revenues depends upon several factors, including, among others, the following:

         o our ability to maintain a large, demographically attractive subscriber base for Playboy magazine and Playboy.com;

         o        our ability to maintain attractive advertising rates;

         o        our ability to attract advertisers and sponsors; and

         o our ability to provide effective advertising delivery and measurement systems.

         Our advertising revenues are also dependent on the level of spending by advertisers, which is impacted by a number of factors beyond our control, including general economic conditions, changes in consumer purchasing and viewing habits and changes in the retail sales environment. Our existing competitors, as well as potential new competitors, may have significantly greater financial, technical and marketing resources than we do. These companies may be able to undertake more extensive marketing campaigns, adopt aggressive advertising pricing policies and devote substantially more resources to attracting advertising customers.

Our level of indebtedness could adversely affect our business, results of operations and our growth strategy.

         Our level of indebtedness could have important consequences to you:

         o increasing our vulnerability to general adverse economic and industry conditions;

         o limiting our ability to obtain additional financing to fund future working capital, capital expenditures and other general corporate requirements;

         o limiting our flexibility in planning for, or reacting to, changes in our business and the industry; and

         o disadvantaging us compared to competitors with less indebtedness.

         Our ability to borrow under our principal credit facility is subject to our continued compliance with applicable financial ratios and covenants which may be beyond our control.

Ownership of Playboy Enterprises, Inc. is concentrated.

         Hugh M. Hefner, our Editor-in-Chief, beneficially owned approximately 69.6% of our Class A common stock as of August 31, 2001. As a result, given that our Class B common stock are non-voting shares, Mr. Hefner possesses significant influence over Playboy on all matters, including the election of directors. The concentration of our share ownership may:

         o        delay or prevent a change in control;

         o impede a merger, consolidation, takeover, or other transaction involving Playboy; or

         o discourage a potential acquiror from making a tender offer or otherwise attempting to obtain control of Playboy.

Our ownership structure may reduce the liquidity of our Class B common stock compared to the equity securities of other companies listed on the NYSE.

         Our Class B common stock has no voting rights, except as provided in our Amended and Restated Certificate of Incorporation and by Delaware law. Holders of our Class B common stock have no right to vote in the election of directors. Our Class A common stock and Class B common stock have equal rights with respect to dividends, and our certificate of incorporation includes provisions intended for the benefit of holders of our Class B common stock. See "Description of Capital Stock" for more information about the rights and limitations associated with our Class B common stock.

The terms of our credit agreement prohibit us from making payments with respect to our Class B common stock.

         The terms of our credit agreement prohibit us from paying any cash dividends on our common stock. We do not currently intend to pay any cash dividends on our Class B common stock for the foreseeable future.

We depend on our key personnel.

         We believe that our ability to successfully implement our business strategy and to operate profitably depends on the continued employment of some of our senior management team. If these members of the management team become unable or unwilling to continue in their present positions, our business and results of operations could be materially adversely affected.


                           ABOUT THIS PROSPECTUS

         Unless otherwise stated or the context otherwise requires, references in this prospectus to "Playboy," "we," "our," or "us" refer to Playboy Enterprises, Inc. and its consolidated subsidiaries.

         This prospectus is part of a registration statement that we filed with the SEC using a "shelf" registration process. Under this shelf process, the selling stockholders may, from time to time, sell in the aggregate up to _________ shares of our Class B common stock as described in this prospectus. You should read this prospectus and any accompanying prospectus supplement together with the additional information contained under the heading "Where You Can Find More Information."

         You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Neither we nor the selling stockholders are making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

         You should assume that the information in this prospectus is accurate as of the date of the prospectus. Our business, consolidated financial condition, consolidated results of operations and prospects may have changed since that date.


                    WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements, information statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. The SEC also maintains an Internet site at http://www.sec.gov which also contains our annual, quarterly and special reports, proxy statements, information statements and other information.

         This prospectus is part of a registration statement filed by us with the SEC. It does not contain all of the information included or incorporated by reference in the registration statement. The full registration statement can be obtained from the SEC as indicated above or from us.

         The SEC allows us to "incorporate by reference" information from other documents that we file with the SEC. This permits us to disclose important information to you by referencing these filed documents. Any information referenced this way is considered part of this prospectus, and any information filed with the SEC subsequent to the date of this prospectus will automatically be deemed to update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until the offering is completed:

         - Annual Report on Form 10-K for the year ended December 31, 2000, filed with the SEC on March 29, 2001; as amended by Form 10-K/A filed with the SEC on September 20, 2001;

         - Quarterly Report on Form 10-Q for the quarter ended March 31, 2001, filed with the SEC on May 14, 2001;

         - Quarterly Report on Form 10-Q for the quarter ended June 30, 2001, filed with the SEC on August 14, 2001; and

         - Current Report on Form 8-K, filed with the SEC on July 23, 2001; as amended by Form 8-K/A filed with the SEC on September 19, 2001;.

         You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:


                           Investor Relations
                           Playboy Enterprises, Inc.
                           680 North Lake Shore Drive
                           Chicago, Illinois 60611
                           (312) 751-8000


                         FORWARD-LOOKING STATEMENTS

         This prospectus and the documents incorporated by reference herein contain "forward-looking statements" as to expectations, beliefs, plans, objectives and future financial performance, and assumptions underlying or concerning the foregoing. These statements involve known and unknown risks, uncertainties and other factors, which could cause actual results, performance or outcomes to differ materially from those expressed or implied in the forward-looking statements. The following are some of the important factors that could cause actual results, performance or outcomes to differ materially from those discussed in the forward-looking statements:

         o foreign, national, state and local government regulation, actions or initiatives, including:
                  o attempts to limit or otherwise regulate the sale, distribution or transmission of adult-oriented materials, including print, video and online materials,
                  o changes in or increased regulation of gaming businesses, which could limit the Company's ability to obtain licenses, and the impact of federal and state laws on gaming businesses generally,
                  o limitations on the advertisement of tobacco, alcohol and other products which are important sources of advertising revenue, or
                  o substantive changes in postal regulations or rates which could increase our postage and distribution costs;
         o        increases in paper or printing costs;
         o changes in distribution technology and/or unforeseen delays in the implementation of that technology by the cable and direct-to-home industries, which might affect our plans and assumptions regarding carriage of our networks;
         o increased competition for transponders and channel space and any decline in our access to, and acceptance by, cable and direct-to-home systems or any deterioration in the terms of fee arrangements with operators of these systems;
         o increased competition for advertisers from other publications, media or online providers or any decrease in spending by advertisers, either generally or with respect to the adult male market;
         o effects of the national consolidation of the single-copy magazine distribution system;
         o increasing competition in the cable, direct-to-home and Internet markets;
         o changes in consumer purchasing habits, viewing patterns or fashion trends or changes in the retail sales environment which could reduce demand for our products and impact our advertising revenues;
         o uncertainty of the viability of the Internet gaming, e-commerce, advertising and subscription businesses;
         o our ability to obtain adequate third-party financing, including equity investments, to fund our Internet business, and the timing and terms of such financing;
         o reliance on third parties for technology and distribution for the television video-on-demand and Internet businesses;
         o risks associated with foreign operations, including market acceptance and demand for our products and the products of our licensees, our ability to protect our trademarks and other intellectual property and our ability to manage the risk associated with our exposure to foreign currency exchange rate fluctuations;
         o        changes in interest rates;
         o        general economic conditions which can negatively impact
                  advertising and consumer spending habits; and
         o        attempts by consumers or citizens groups to exclude our
                  programming from pay television distribution.

                  In some cases, you can identify forward-looking statements by terms such as "may," "will," "should," "could," "would," "expects," "plans," "intends," "anticipates," "believes," "estimates," "projects," "potential" and similar expressions intended to identify forward-looking statements. These statements are based on our current beliefs, expectations and assumptions and are subject to a number of risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. We discuss many of these risks in this prospectus in greater detail under the heading "Risk Factors." These forward-looking statements represent our estimates and assumptions only as of, with respect to this prospectus, the date of this prospectus and, with respect to the documents incorporated by reference herein, the respective dates of those documents, and we assume no obligation to update them even though our situation may change in the future.


                              USE OF PROCEEDS

         All proceeds from the sale of the Class B common stock offered hereby will be for the account of the selling stockholders, as described below. We will not receive any of the proceeds from the sale from time to time of the Class B common stock offered hereby.


                        DESCRIPTION OF CAPITAL STOCK

         General. Our authorized capital stock consists of 37,500,000 shares of common stock, of which 7,500,000 shares are Class A common stock, par value $0.01 per share, and 30,000,000 shares are Class B common stock, par value $0.01 per share. All outstanding shares of our Class A common stock and Class B common stock are validly issued, fully paid and non-assessable.

         Voting. Each share of Class A common stock entitles its holder to one vote on all matters submitted to the stockholders, including the election of directors. Each share of Class B common stock has no voting rights, other than those as described below or as required by law. Under the Delaware General Corporation Law, which we refer to as DGCL, holders of Class B common stock are entitled to vote on proposals to increase or decrease the number of authorized shares of Class B common stock, to change the par value of the Class B common stock or to alter or change the powers, preferences or special rights of the shares of Class B common stock which may affect them adversely.

         Dividends and Other Distributions (including Distributions upon Liquidation or Sale of Playboy). Each share of Class A common stock and Class B common stock is equal with respect to dividends and other distributions in cash, stock or property (including distributions upon liquidation, dissolution or winding up of Playboy), except as described below. Dividends or other distributions payable on our capital stock in shares of stock will be made to all holders of our capital stock and may be made either (a) in shares of Class B common stock or any security other than Class A common stock to the record holders of both Class A common stock and Class B common stock, or (b) in shares of Class A common stock to the record holders of Class A common stock and shares of Class B common stock to the record holders of Class B common stock. In no event will either Class A common stock or Class B common stock be split, divided or combined unless the other is proportionately split, divided or combined. Our credit agreement currently prohibits the payment of cash dividends.

         Non-Convertibility. Neither the Class A common stock nor the Class B common stock is convertible into the other, or any of our other securities.

         Minority Protection Transactions. If any person or group acquires beneficial ownership of additional Class A common stock (other than upon original issuance by us, by operation of law, by will or the laws of descent and distribution, by gift or by foreclosure of a bona fide loan), or any persons holding Class A common stock form a group, and the acquisition or formation results in that person or group owning 10% or more of the Class A common stock then outstanding, which we refer to as a "Related Person," and the Related Person does not then own an equal or greater percentage of all outstanding shares of Class B common stock, the Related Person must, within a 90-day period beginning the day after becoming a Related Person, make a public tender offer to acquire additional shares of Class B common stock, which we refer to as a "Minority Protection Transaction." For purposes of this provision, "beneficial ownership" and "group" have the respective meanings of those terms as used in Rule 13d-3 and Rule 15d-5(b) under the Exchange Act or any successor statute or regulations.

         In a Minority Protection Transaction, the Related Person must offer to acquire from the holders of Class B common stock that number of shares of additional Class B common stock, which we refer to as the "Additional Shares," determined by (1) multiplying the percentage of outstanding Class A common stock beneficially owned by the Related Person by the total number of shares of Class B common stock outstanding on the date the person or group became a Related Person, and (2) subtracting the total number of shares of Class B common stock beneficially owned by the Related Person on that date (including shares acquired on that date or before the time the person or group became a Related Person). The Related Person must acquire all shares validly tendered or, if the number of shares tendered exceeds the number determined under the formula, a proportionate amount from each tendering holder.

         The offer price for any shares required to be purchased by the Related Person in a Minority Protection Transaction is the greater of (1) the highest price per share paid by the Related Person for any share of Class A common stock in the six-month period ending on the date the person or group became a Related Person, or (2) the highest bid price of a share of the Class A common stock or Class B common stock on the NYSE on the date the person or group became a Related Person.

         A Minority Protection Transaction will also be required by any Related Person, and any other person or group beneficially owning 10% or more of the outstanding Class A common stock, which we refer to as an "Interested Common Stockholder," that acquires additional Class A common stock (other than upon issuance or sale by us, by operation of law, by will or the laws of descent and distribution, by gift or by foreclosure of a bona fide loan) or joins with other persons to form a group, whenever an additional acquisition or formation results in the Related Person or Interested Common Stockholder owning the next highest integral multiple of 5% (e.g. 15%, 20%, 25%, etc.) of the outstanding Class A common stock and the Related Person or Interested Common Stockholder does not own an equal or greater percentage of all outstanding shares of Class B common stock. The Related Person or Interested Common Stockholder will be required to extend an offer to buy that number of Additional Shares prescribed by the formula stated above, and must acquire all shares validly tendered or a proportionate amount as specified above at the price determined above, even if a previous offer resulted in fewer shares of Class B common stock being tendered than the previous offer included.

         The requirement to engage in a Minority Protection Transaction is satisfied by making the requisite offer and purchasing validly tendered shares, even if the number of shares tendered is less than the number of shares included in the required offer. The penalty applicable to any Related Person or Interested Common Stockholder that fails to make a required offer, or to purchase shares validly tendered (after proration, if any), is to suspend automatically the voting rights of the shares of Class A common stock owned by the Related Person or Interested Common Stockholder until completion of the required offer or until divestiture of the shares of Class A common stock that triggered the offer requirement. Neither the Minority Protection Transaction requirement nor the related penalty apply to any increase in percentage ownership of Class A common stock resulting solely from a change in the total amount of Class A common stock outstanding.

         Similar requirements apply to any purchases by Playboy, except that any treasury shares will be included in the calculations. All calculations are based upon numbers of shares reported by Playboy in its most recent annual or quarterly report filed under the Exchange Act, or any current report filed on Form 8-K.

         This provision of our Amended and Restated Certificate of Incorporation may be amended in a manner adversely affecting the holders of Class B common stock (including amendments effected in any merger or consolidation involving us) only if the amendment is approved by a majority vote of holders of Class B common stock who are not Related Persons or Interested Common Stockholders.

         Preemptive Rights. Our capital stock does not carry any preemptive rights enabling a holder to subscribe for or receive shares of any class of our capital stock or any other securities convertible into shares of any class of our capital stock.

         Mergers and Acquisitions. Each holder of Class B common stock will be entitled to receive the same per share consideration as the per share consideration, if any, received by any holder of the Class A common stock in a merger or consolidation of Playboy (whether or not we are the surviving corporation). Any issuance of shares of Class A common stock in a merger or other acquisition transaction must be approved by the holders of a majority of the shares of Class A common stock unless shares of Class B common stock are also issued in the transaction and the quotient determined by dividing the number of shares of Class B common stock to be so issued by the number of shares of Class A common stock to be so issued is at least equal to the quotient determined, immediately before the transaction, by dividing the total number of outstanding shares of Class B common stock by the total number of outstanding shares of Class A common stock and Class B common stock taken together.

         Section 203 of the DGCL generally prohibits some Delaware corporations from engaging in a "business combination" with an "interested stockholder" for a period of three years after the person became an interested stockholder, unless (1) before the time the board approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder, (2) when the transaction resulting in the person becoming an interested stockholder was completed, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding, for purposes of determining the number of shares outstanding, shares owned by some directors or some employee stock plans), or (3) on or after the time the stockholder became an interested stockholder, the business combination is approved by the board of directors and authorized by the affirmative vote (and not by written consent) of at least two-thirds of the outstanding voting stock excluding any stock owned by the interested stockholder. A "business combination" includes a merger, asset sale and some other transactions resulting in a financial benefit to the interested stockholder. In general, an "interested stockholder" is a person who (other than the corporation and any direct or indirect majority owned subsidiary of the corporation), together with affiliates and associates, owns (or, is an affiliate or associate of the corporation and, within three years prior, did own) 15% or more of the corporation's outstanding voting stock. A Delaware corporation may "opt out" from the application of Section 203 of the DGCL through a provision in its certificate of incorporation. Our Amended and Restated Certificate of Incorporation does not contain a provision of that kind and we have not "opted out" from the application of
Section 203 of the DGCL.

         Transfer Agent and Registrar. The transfer agent and registrar for our capital stock is LaSalle Bank National Association.


                            SELLING STOCKHOLDERS

         The table below presents information with respect to the selling stockholders and the number of shares of our Class B common stock that each may offer under this prospectus. The selling stockholders received the shares of Class B common stock covered by this prospectus in connection with the acquisition of two networks, The Hot Network and The Hot Zone, and the related television assets of Califa and a third network, Vivid TV, and the related television assets from VODI. The shares were acquired in a private transaction. Under the terms of the transaction, we agreed to pay $70 million over ten years and up to an additional $12 million if certain financial performance milestones are met. We have the option to use our Class B common stock to make up approximately $70 million of these payments. The number of shares, if any, we issue, will be based on the trading prices of our Class B common stock surrounding the applicable payment dates. If we elect to issue shares of Class B common stock, we have agreed to register those shares that the selling stockholders elect to resell. This prospectus registers for resale the shares that the selling stockholders have elected to resell in connection with the first installment of the payment of the consideration for the transaction.

         Information regarding the selling stockholders may change from time to time and any changed information will be set forth in a prospectus supplement to the extent required.

         We have agreed to pay all expenses incurred by us in connection with the registration of the Class B common stock including any registration and filing fees. We have also agreed to pay a selling commission of $0.05 per share of Class B common stock.


Selling                 Shares of Class B         Number of Shares  of      Shares of  Class B
Stockholders            Common Stock              Class B Common            Common Stock to be
                        Owned Prior to this       Stock Being Offered       Beneficially owned
                        Offering                                            after the Offering
------------------------------------------------------------------------------------------------
Califa

VODI


         The selling stockholders may sell any or all of the shares offered by this prospectus. We do not know when or in what amounts a selling stockholder may offer shares for sale. Because the selling stockholders may offer all or some of the shares pursuant to the offering, we cannot estimate the number of shares that will be held by the selling stockholders after completion of the offering. For purposes of the above table we have assumed that, after completion of the offering, none of the shares covered by this prospectus will be held by the selling stockholders.

         Except in connection with the acquisition of the three networks described above or described in this paragraph below, none of the selling stockholders has held any position or office with, or has otherwise had a material relationship with, us and/or any of our subsidiaries within the past three years.


                            PLAN OF DISTRIBUTION

         This prospectus, including any amendment or supplement, may be used in connection with the sale of up to __________ shares of our Class B common stock.

         Under the terms of the acquisition agreement relating to the acquisition of The Hot Network, The Hot Zone and Vivid TV, the selling stockholders are required to offer the shares covered by this prospectus through ordinary brokerage transactions in which the broker solicits purchases at prevailing market prices.

         With our consent, the selling stockholders may also sell their shares at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions by one or more of, or a combination of, the following methods:

         o purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

         o block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; and

         o        in privately negotiated transactions.

         The selling stockholders are under no obligation to sell all or any of the shares. We have agreed to pay selling commissions of $0.05 per share of Class B common stock.

         The selling stockholders may sell shares covered by this prospectus from the later of September 14, 2001 or the date the registration statement registering the shares covered by this prospectus is first declared effective until the earlier of the date that is 90 days thereafter, as may be extended as discussed below, and the date that all shares covered by this prospectus will have been sold. This period of time is referred to as the selling period.

         The sale of the shares of Class B common stock under this prospectus are also subject to certain volume limitations. The number of shares that the selling stockholders may sell during the selling period may not exceed the product of (1) the average of our Class B common stock's daily trading volume for the prior eight calendar weeks ending on the second day prior to the beginning of the selling period and (2) 40. In addition, the number of shares that the selling stockholders may sell during any trading day during the selling period may not exceed 50% of the average daily trading volume of our Class B common stock for the 30 trading days ending on the second trading day prior to the beginning of the selling period. We may waive or modify the above volume limitations by making them less restrictive by delivering not less than three trading days' written authorization to the selling stockholders.

         If the above volume limitations would not permit the selling stockholders to sell all of the shares covered by this prospectus during the 90 day period referenced above, the selling period will be extended by the number of trading days required to sell the shares covered by this prospectus assuming that the maximum number of shares were sold during each trading day during the selling period. If the selling stockholders, using commercially reasonable efforts, are unable to sell all of the shares covered by this prospectus by the end of the selling period as extended, then the selling period will be extended for an additional five trading days provided that the selling stockholders have notified us within ten days of the end of the selling period that they will be unable to sell all the shares prior to the end of the selling period.

         In order to comply with the securities laws of certain states, if applicable, the shares must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

         Under the rules and regulations under the Exchange Act, any person engaged in a distribution of the shares offered pursuant to this prospectus may be limited in his ability to engage in market activities with respect to those shares. Each selling stockholder will be subject to the provisions of the Exchange Act and the rules and regulations under the Exchange Act, including Regulation M. Those rules and regulations may limit the timing of purchases and sales of any shares offered by the selling stockholders pursuant to this prospectus, which may affect the marketability of the shares offered by this prospectus.

         In offering the shares covered by this prospectus, the selling stockholders and any broker-dealers who execute sales for the selling stockholders may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. Any profits realized by the selling stockholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.


                               LEGAL MATTERS

         The validity of the securities offered by this prospectus will be passed upon for Playboy by Skadden, Arps, Slate, Meagher & Flom (Illinois).


                                  EXPERTS

         The financial statements and schedule incorporated in this prospectus by reference to the annual report on Form 10-K for the year ended December 31, 2000, have been so incorporated in reliance upon the reports of Ernst & Young LLP, independent auditors, and PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firms as experts in auditing and accounting. The financial statements incorporated in this prospectus by reference to the current report on Form 8-K, filed with the SEC on July 23, 2001, as amended by form 8-K/A filed with the SEC on September 19, 2001, have been so incorporated in reliance upon the report of Kirsch, Kohn & Bridge LLP, independent auditors, given on the authority of said firm as experts in auditing and accounting.

         The consolidated financial statements of Playboy TV International, LLC and subsidiaries as of December 31, 1999 and 2000 and for the period from August 31, 1999 (date of commencement) through December 31, 1999 and the year ended December 31, 2000 incorporated by reference into this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which are incorporated by reference herein, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                  PART II:
                   INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14:  Other Expenses of Issuance and Distribution

The following table sets forth the expenses to by borne by the registrant in connection with the offerings described in this registration statement. All such expenses are estimates.

Commission registration fee......................................$  4,000
Legal fees and expenses............................................25,000
Accounting fees and expenses.....................................  15,000
Printing fees, miscellaneous fees and expenses....................  5,000
                                                                  -------
         Total                                                    $49,000
                                                                  =======


Item 15:  Indemnification of Directors and Officers

         Section 145 of the Delaware General Corporation Law, or DGCL, grants the registrant the power to indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he is or was a director, officer, employee or agent of the registrant, or is or was serving at the request of the registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reason ably incurred by him/her in connection with such action, suit or proceeding if he/she acted in good faith and in a manner he/she reasonably believed to be in or not opposed to the best interests of the registrant, and with respect to any criminal action or proceeding, had no reasonable cause to believe his/her conduct was unlawful, provided, however, no indemnification shall be made in connection with any proceeding brought by or in the right of the registrant where the person involved is adjudged to be liable to the registrant except to the extent approved by a court. Article VII of the registrant's amended and restated by-laws provide that the registrant shall, to the fullest extent permitted by applicable law, indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he/she is or was, or has agreed to become, a director of officer of the registrant, or is or was serving at the written request of the registrant, as a director, officer, trustee, partner, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnification provided for in Article VII of the registrant's amended and restated by-laws is expressly not exclusive of any other rights to which those seeking indemnification may be entitled under any law, agreement or vote of stockholders or disinterested directors or otherwise. Article VII of the registrant's amended and restated by-laws also provides that the registrant shall have the power to purchase and maintain insurance to protect itself and any director, officer, employee or agent of the registrant or other corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the registrant would have the power to indemnity such persons against such expense, liability or loss under the DGCL.

         Pursuant to Section 102(b)(7) of the DGCL, Article TWELFTH of the registrant's amended and restated certificate of incorporation eliminates a director's personal liability for monetary damages to the registrant and its stockholders for breaches of fiduciary duty as a director, except in circumstances involving a breach of a director's duty of loyalty to the registrant or its stockholders, acts or omissions not in good faith, or which involve intentional misconduct or knowing violations of the law, self-dealing or the unlawful payment of dividends or repurchase of stock.

         The registrant maintains an insurance policy on behalf of itself and certain of its subsidiaries, and on behalf of the directors and officers thereof, covering certain liabilities which may arise as a result of the actions of such directors and officers.

Item 16:  Exhibits

     2.1* Asset Purchase Agreement, dated as of June 29, 2001, by and among Playboy Enterprises, Inc., Califa Entertainment Group, Inc., V.O.D., Inc., Steven Hirsch, Dewi James and William Asher (incorporated by reference to Exhibit 2.1 from the Current Report on Form 8-K dated July 6, 2001).

     4.1 Amended and Restated Certificate of Incorporation of Playboy Enterprises, Inc. (incorporated by reference to Exhibit 3.1 from the Current Report on Form 8-K dated March 15, 1999).

     5.1      Opinion of Skadden, Arps, Slate, Meagher & Flom (Illinois).

     23.1     Consent of Ernst & Young LLP.

     23.2     Consent of PricewaterhouseCoopers LLP.

     23.3     Consent of Deloitte & Touche LLP.

     23.4     Consent of Kirsch, Kohn & Bridge LLP.

     23.5 Consent of Skadden, Arps, Slate, Meagher & Flom (Illinois) (included in Exhibit 5.1).


------------

* Certain information omitted pursuant to a request for confidential treatment filed separately with the Securities and Exchange
     Commission.


Item 17:  Undertakings

         The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.



                                 SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Chicago, state of Illinois, on September 21, 2001.

                                         PLAYBOY ENTERPRISES, INC.


                                         By:   /s/ Linda Havard
                                              ------------------------------
                                              Linda G. Havard
                                              Executive Vice President,
                                              Finance and Operations,
                                              and Chief Financial Officer
                                              (Authorized Officer)


         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


/s/ Christie Hefner                                       September 21, 2001
-----------------------------------
Christie Hefner
Chairman of the Board,
Chief Executive Officer and Director
(Principal Executive Officer)


/s/ Richard S. Rosenzweig                                 September 21, 2001
------------------------------------
Richard S. Rosenzweig
Executive Vice President and Director


/s/ Dennis S. Bookshester                                 September 21, 2001
-------------------------------------
Dennis S. Bookshester
Director


/s/ David I. Chemerow                                     September 21, 2001
--------------------------------------
David I. Chemerow
Director


/s/ Donald G. Drapkin                                     September 21, 2001
---------------------------------------
Donald G. Drapkin
Director


/s/ Sol Rosenthal                                         September 21, 2001
---------------------------------------
Sol Rosenthal
Director


/s/ Sir Brian Wolfson                                     September 21, 2001
----------------------------------------
Sir Brian Wolfson
Director


/s/ Linda Havard                                          September 21, 2001
-----------------------------------------
Linda G. Havard
Executive Vice President,
Finance and Operations,
and Chief Financial Officer
(Principal Financial and
Accounting Officer)